Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A common stock of U.S. Xpress Enterprises, Inc. and that this Joint Filing Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement this 14th day of February 2019.

STEPHEN CRAIG FULLER, individually

/s/ Stephen Craig Fuller, by Heidi Hornung-Scherr, attorney-in-fact, pursuant to a Power of Attorney filed herewith

MAX L. FULLER 2008 IRREVOCABLE TRUST FBO STEPHEN C. FULLER, by Stephen Craig Fuller, as trustee

/s/ Stephen Craig Fuller, by Heidi Hornung-Scherr, attorney-in-fact, pursuant to a Power of Attorney filed herewith

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